Exhibit 99.1

                                VSB Bancorp, Inc.
                    Fourth Quarter 2007 Results of Operations

Contact Name:
Ralph M. Branca
President & CEO
(718) 979-1100

Staten Island, N. Y. --January 10, 2008. VSB Bancorp, Inc. (NASDAQ CM: VSBN) reported net income of $453,155 for the fourth quarter of 2007, a $270,628, or 37.4%, decrease from net income of $723,783 in the fourth quarter of 2006. The following unaudited figures were released today. Pre-tax income was $848,669 in the fourth quarter of 2007, as compared to $1,354,833 for the fourth quarter of 2006, a decrease of $506,164, or 37.4%. Basic net income per common share was $0.25, as compared to basic net income per common share of $0.40 for the quarter ended December 31, 2006. Three unusual items represented $111,400 of the difference in pre-tax net income. The December 2006 quarter pre-tax income was benefited by a $65,000 credit to the provision for loan losses, which was the most significant of these items.

The $270,628 decrease in net income was attributable to a decrease in interest income of $334,217 and a decrease in interest expense of $44,657, which combined to cause a $289,560 decrease in net interest income. The decrease in interest income was due to a decrease of $277,099 in interest on loans as the average balance of loans decreased by $4.0 million and the average yield decreased by 105 basis points from the fourth quarter of 2006. Interest income from money market investments declined by $107,747 as yields and average balances decreased over the same period. The decrease in interest income from loans was partially offset by $50,629 increase in interest from investment securities due primarily to a 19 basis point increase in yield.

The Company also had an increase in the provision for loan losses of $105,000 and an increase in non-interest expense of $136,589. The decrease in net interest income was partially offset by an increase in non-interest income of $24,985, to $557,199, and a decrease in income tax expense of $235,536.

The decrease in interest expense was primarily caused by an $80,338 decrease in the cost of time deposits, partially offset by an increase of $30,039 in the cost of money market deposit accounts. The average rate that the Company paid on money market deposits increased by 16 basis points and average money market deposits increased by $4.4 million since the fourth quarter of 2006. The average balance of time deposits decreased $7.0 million over the same period while the average rate paid on time deposits decreased by 10 basis points.

The $136,589 increase in non-interest expense was directly attributable to an increase in occupancy expenses of $34,164, due to the operation of a new main office at 4142 Hylan Boulevard in Great Kills and the operation of the Rosebank branch, an increase in legal expenses of $25,816, an increase in professional fees of $29,200, and an increase in other expenses of $57,514 representing increased costs associated with implementing real time on line processing for existing ATM products, debit cards and online bill pay.

Total assets decreased to $203.7 million at December 31, 2007, a decrease of $8.2 million, or 3.9%, from December 31, 2006. Total deposits, including escrow deposits, decreased to $176.3 million, a decrease of $10.3 million, or 5.5%, during the year ended 2007. The Bancorp's Tier 1 capital ratio of 12.60% includes the effect, as Tier 1 capital, of $5.0 million from the proceeds of a $5 million trust preferred securities issuance in August 2003.

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Average interest-earning assets and average loans decreased by $10.6 million and
$4.0 million, respectively, from the fourth quarter of 2006 to the fourth quarter of 2007. Average demand deposits, an interest free source of funds for the Bancorp to invest, were approximately 35% of average total deposits for the fourth quarter of 2007, compared to 36% for the fourth quarter of 2006. Average deposits decreased by $13.6 million from the fourth quarter of 2006 to the fourth quarter of 2007. The Company's interest rate spread and interest rate margin were 3.36% and 4.36%, respectively, for the quarter ending December 31, 2007 as compared to 3.68% and 4.67%, respectively, for the quarter ended
December 31, 2006.

Pre-tax income decreased to $3,720,737 for the year ended of 2007, as compared to $4,765,867 for 2006, a decrease of $1.0 million, or 21.9%. Net income for the year ended December 31, 2007 was $1,987,226, or basic net income of $1.09 per common share, as compared to net income of $2,545,593, or $1.40 per common share, for the year ended December 31, 2006. The principal cause of the $558,367 reduction in net income for the year ended December 31, 2007 was a $795,599 year to year decline in interest income, primarily because the average loan volume declined by $8.6 million and the average loan yield declined by 23 basis points. Although a $2.0 million decrease in the average balance of investment securities also contributed to the decline in net income, this was partially offset by a 17 basis point increase in the yield on those securities as well as a $1.5 million increase in other earning assets and an 8 basis point increase in the average yield on those other assets.

In addition, the Company experienced a $256,240 increase in interest expense due to higher average deposit costs, as the average rates paid increased 24 basis points on money market deposits, 18 basis points on NOW accounts and 40 basis points on time deposits. Also contributing to the decrease in net income was an increase in the provision for loan loss of $60,000 and an increase of $165,525 in non-interest expenses, which were partially offset by an increase in non-interest income of $232,234, due primarily to the increase in deposit service charges. Income tax expense also decreased $486,763 between the periods as pre-tax income decreased.

Raffaele (Ralph) M. Branca, VSB Bancorp, Inc.'s President and CEO, stated, "The slow real estate market and the local economic downturn have hampered our earnings, including a reduction in our loan production. While we have no exposure to subprime mortgages, we are still affected by the repercussions to the home building industry on Staten Island, as it is the major industry on the Island. Our fourth quarter interest rate margin continues to remain strong compared to our peer group." Joseph J. LiBassi, VSB Bancorp, Inc.'s Chairman, stated "In 2007, our earnings were $2.0 million and our book value per share rose to $10.96 at December 31, 2007, up $1.58 from the book value per share one year earlier. We deliver the highest personal customer service and our reputation as the "Bank that fits your business" allows for more opportunities in the future. We are also pleased that during the fourth quarter of 2007, we declared our first quarterly cash dividend of $0.06 per share which, was paid on January 2, 2008."

VSB Bancorp, Inc. is the one-bank holding company for Victory State Bank. Victory State Bank, a Staten Island based commercial bank, which commenced operations on November 17, 1997. The Bank's initial capitalization of $7.0 million was primarily raised in the Staten Island community. The Bancorp's total equity has increased to $20.8 million, primarily through the retention of earnings. The Bank operates five full service locations in Staten Island: the main office in Great Kills, and branches on Forest Avenue (West Brighton), Hyatt Street (St. George), Hylan Boulevard (Dongan Hills) and on Bay Street (Rosebank). In February 2007, we opened our new main office 4142 Hylan Boulevard in the Great Kills section of Staten Island. We simultaneously closed our former main office in the Oakwood Heights Shopping Center as the lease expired at that location.

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FORWARD LOOKING STATEMENTS

         This release contains forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to adverse changes in local, regional or national economic conditions, fluctuations in market interest rates, changes in laws or government regulations, changes in customer preferences, and changes in competition within our market area. When used in this release or in any other written or oral statements by the Company or its directors, officers or employees, words or phrases such as "will result in," "management expects that," "will continue," "is anticipated," "estimate," "projected," or similar expressions, and other terms used to describe future events, are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date of the statement. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting the Company under the PSLRA's safe harbor provisions.



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

                                VSB Bancorp, Inc.
                 Consolidated Statements of Financial Condition
                                December 31, 2007
                                   (unaudited)

                                                       December 31,     December 31,
                                                           2007             2006
                                                      -------------    -------------
Assets:

 Cash and cash equivalents                            $  17,696,879    $  25,363,069
 Investment securities, available for sale              117,814,117      113,770,611
 Loans receivable                                        62,373,078       66,410,677
 Allowance for loan loss                                   (927,161)      (1,128,824)
                                                      -------------    -------------
    Loans receivable, net                                61,445,917       65,281,853
 Bank premises and equipment, net                         3,931,679        1,554,363
 Accrued interest receivable                                799,249          805,681
 Deferred taxes                                             991,297        2,030,647
 Other assets                                             1,054,431        3,078,535
                                                      -------------    -------------
      Total assets                                    $ 203,733,569    $ 211,884,759
                                                      =============    =============
Liabilities and stockholders' equity:

Liabilities:
 Deposits:
    Demand and checking                               $  62,525,053    $  67,371,582
    NOW                                                  16,931,113       19,935,769
    Money market                                         20,534,721       18,359,007
    Savings                                              11,349,111       12,526,485
    Time                                                 64,738,564       68,229,244
                                                      -------------    -------------
      Total Deposits                                    176,078,562      186,422,087
 Escrow deposits                                            255,881          261,063
 Subordinated debt                                        5,155,000        5,155,000
 Accounts payable and accrued expenses                    1,420,321        2,306,312
                                                      -------------    -------------
    Total liabilities                                   182,909,764      194,144,462
                                                      -------------    -------------

Employee Stock Ownership Plan Repurchase Obligation              --          399,026

Stockholders' equity:
 Common stock, ($.0001 par value, 3,000,000
    shares authorized, 1,900,509 issued and
    outstanding at December 31, 2007 and 1,891,759
    issued and outstanding at December 31, 2006)                190              189
 Additional paid in capital                               9,107,119        8,667,665
 Retained earnings                                       13,166,395       11,293,200
 Unearned ESOP shares                                    (1,070,827)      (1,239,905)
 Accumulated other comprehensive loss, net
    of taxes of $330,668 and $1,203,679,
    respectively                                           (379,072)      (1,379,878)
                                                      -------------    -------------

    Total stockholders' equity                           20,823,805       17,341,271
                                                      -------------    -------------
      Total liabilities and stockholders'
        equity                                        $ 203,733,569    $ 211,884,759
                                                      =============    =============
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

                                VSB Bancorp, Inc.
                      Consolidated Statements of Operations
                                December 31, 2007
                                   (unaudited)

                                              Three months        Three months        Year ended          Year ended
                                                 ended               ended               ended               ended
                                            December 31, 2007   December 31, 2006   December 31, 2007   December 31, 2006
                                            -----------------   -----------------   -----------------   -----------------
Interest and dividend income:
 Loans receivable                           $       1,406,313   $       1,683,412   $       5,980,133   $       6,985,200
 Investment securities                              1,389,200           1,338,571           5,303,886           5,201,089
 Other interest earning assets                        185,240             292,987             994,334             887,663
                                            -----------------   -----------------   -----------------   -----------------
     Total interest income                          2,980,753           3,314,970          12,278,353          13,073,952

Interest expense:
 NOW                                                   34,945              30,461             131,634             107,973
 Money market                                         118,086              88,047             439,236             352,956
 Savings                                               23,586              22,428              97,900              85,413
 Subordinated debt                                     89,040              89,040             356,159             356,159
 Other interest expense                                    --                  --                  --               1,112
 Time                                                 573,703             654,041           2,436,688           2,301,764
                                            -----------------   -----------------   -----------------   -----------------
     Total interest expense                           839,360             884,017           3,461,617           3,205,377

Net interest income                                 2,141,393           2,430,953           8,816,736           9,868,575
Provision (benefit) for loan loss                      40,000             (65,000)             (5,000)            (65,000)
                                            -----------------   -----------------   -----------------   -----------------
     Net interest income
       after provision for loan loss                2,101,393           2,495,953           8,821,736           9,933,575

Non-interest income:
 Loan fees                                             20,945              19,754              84,603              77,027
 Service charges on deposits                          475,277             441,683           1,794,699           1,585,127
 Net rental income / (loss)                           (14,172)              9,138             (15,048)             16,970
 Other income                                          75,149              61,639             309,138             262,034
                                            -----------------   -----------------   -----------------   -----------------
     Total non-interest income                        557,199             532,214           2,173,392           1,941,158

Non-interest expenses:
 Salaries and benefits                                908,733             909,538           3,800,954           3,820,566
 Occupancy expenses                                   321,614             287,450           1,353,636           1,101,824
 Legal expense                                         51,570              25,754             102,320             305,333
 Professional fees                                     54,200              25,000             207,200             161,000
 Computer expense                                      56,906              67,356             258,881             259,592
 Director fees                                         55,700              54,550             216,150             221,950
 Other expenses                                       361,200             303,686           1,335,250           1,238,601
                                            -----------------   -----------------   -----------------   -----------------
     Total non-interest expenses                    1,809,923           1,673,334           7,274,391           7,108,866

       Income before income taxes                     848,669           1,354,833           3,720,737           4,765,867
                                            -----------------   -----------------   -----------------   -----------------
Provision for income taxes:
 Current                                              363,719             556,412           1,593,554           2,101,161
 Deferred                                              31,795              74,638             139,957             119,113
                                            -----------------   -----------------   -----------------   -----------------
     Total provision for income taxes                 395,514             631,050           1,733,511           2,220,274

              Net income                    $         453,155   $         723,783   $       1,987,226   $       2,545,593
                                            =================   =================   =================   =================

Basic income per common share               $            0.25   $            0.40   $            1.09   $            1.40
                                            =================   =================   =================   =================
Diluted net income per share                $            0.24   $            0.38   $            1.06   $            1.36
                                            =================   =================   =================   =================
Book value per common share                 $           10.96   $            9.38   $           10.96   $            9.38
                                            =================   =================   =================   =================
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